SHARE PURCHASE AGREEMENT

This **SHARE PURCHASE AGREEMENT** (this "Agreement"), dated as of July 14, 2020 (the "Effective Date"), is made and entered into between IDW Media Holdings, Inc., a Delaware corporation("Seller"), and Howard S. Jonas ("Buyer"). Buyer and Seller are hereinafter referred to collectively as the "Parties" and sometimes each individually as a "Party."

RECITALS:

WHEREAS, Seller owns all of the issued and outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of CTM Media Group, Inc., a New York corporation (the "Company");

WHEREAS, the Company distributes brochures and otherwise markets tourist and other attractions (such business being hereinafter referred to as the "Business"); and

WHEREAS, pursuant and subject to the terms and conditions set forth in this Agreement, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Certain Definitions. The following terms have the meanings specified or referred to in this Section 1.01:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, investigation, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

"Contingent Revenue Payment" means $3.25 million minus any contributions of capital, via debt or equity, made by Buyer to the Company after the Closing but before the beginning of the applicable Contingent Period.

"Contingent Period" means the eighteen (18) months immediately following the Closing.

"Contingent Sale Payment" means ten percent (10%) of the implied enterprise valuation of the Company that is in excess of $4.5 million, as determined at the time of the applicable Sale.

"Contingent Period Revenue" means the revenue of the Company, calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), during a rolling six-month period during the Contingent Period, including a good faith estimate of the increase of any revenue directly attributable to third-party entities acquired by the Company or its subsidiaries after the Closing Date (but not excluding the revenues generated by growth in such acquired entities after acquisition).

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on, resulting from or involving: (a) Hazardous Materials or the presence or actual or threatened release, spillage, leakage, discharge, disposal or escape thereof or exposure thereto; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such

organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Indebtedness" means an amount equal to $3,750,000, which represents a portion of the indebtedness and accrued and unpaid interest thereon owed from Seller to Buyer arising from that certain loan agreement, dated August 21, 2018, between the Buyer and Seller, which had an outstanding principal amount of $5,000,000 immediately prior to the Effective Date.

"Knowledge of Seller or Seller's Knowledge" or any other similar knowledge qualification, means the actual knowledge of Seller or any director, officer or employee of the Seller other than Buyer, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, amounts paid in settlement, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect to the extent arising from (1) changes in national or international political or social conditions occurring after the Effective Date of this Agreement, including engagement by any Governmental Authority in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the

occurrence of any military or terrorist attack; (2) changes in GAAP; (3) changes in Law; (4) changes in general economic and market conditions; and (5) changes in business or economic conditions affecting the Company related to the COVID-19 pandemic.

"Organizational Documents" means the certificate of incorporation, by-laws or other organizational documents, as may have been amended from time to time, of the Company.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Sale" means, in a single event or series of related events,: (1) the sale, assignment or other transfer by Buyer of more than 50% of the equity, or 50% of the voting power of equity securities, of the Company; (2) the sale, assignment or transfer of all or substantially all of the assets of the Company or the entering of any agreement to make such sale, assignment or transfer; or (3) any third party obtaining the rights to more than 50% of the profits, cash-flow, dividends, distributions or voting control of the Company, , or the entering of any agreement to provide any third party any or all of such rights; provided, however, that the gift, assignment or other transfer by Buyer to an immediate family member of Buyer or to a trust or other estate planning entity created for the benefit of the Buyer or one or more members of his immediate family."Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Transaction Documents" means this Agreement and the other certificates, agreements and documents delivered by the Parties at or in connection with the Closing.

Section 1.02 Construction.

(a) Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular as well as the masculine, feminine and neuter genders, (ii) the terms "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," (iii) the word "or" shall be inclusive and not exclusive, (iv) all references to Articles, Sections, subsections, preambles or recitals, refer to the Articles, Sections, subsections, preamble and recitals of this Agreement, and all references to the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement (the "Disclosure Schedules") refer to the Disclosure Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (v) the terms "hereunder," "hereof," "hereto," and words

of similar import shall unless otherwise stated be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (vi) all references to any period of days shall be deemed to be the relevant number of calendar days, (vii) the terms "dollars" or "$" means United States dollars, (viii) the term "cash" means dollars in immediately available funds, (ix) any reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and includes all addenda, exhibits and disclosure schedules thereto, (x) any reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, (xi) any reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (xii) any reference to any Governmental Authority includes any designee thereof or successor thereto. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The Parties have jointly participated in the negotiating and drafting of the Transaction Documents. In the event that an ambiguity or a question of intent or interpretation arises, the Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(c) The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

ARTICLE II
PURCHASE AND SALE; CONSIDERATION

Section 2.01 Purchase and Sale of Shares. Subject to and upon the terms and conditions hereinafter set forth, at the Closing, and in reliance upon the representations and warranties contained in this Agreement or made pursuant hereto, Seller hereby agrees to sell, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, the Shares, which shall constitute all of the issued and outstanding capital stock of the Company, free and clear of all Encumbrances (as defined below in Section 3.01(b)(i)), other than restrictions on transfer under the Securities Act of 1933, as amended, or other applicable securities laws or the Organizational Documents.

Section 2.02 Consideration. In consideration of the aforesaid sale, assignment, transfer and delivery of the Shares to Buyer, Buyer shall, (i) at the Closing, cancel the Indebtedness (the "Closing Consideration"), and (ii) at such times as are set forth in Section 2.03, pay to Seller the Contingent Revenue Payment, if any, and/or the Contingent Sale Payment, if any, required to be

paid pursuant to the applicable terms and conditions set forth herein (clauses (i) and (ii) collectively being the "Purchase Price").

Section 2.03 Contingent Consideration.

(a) Contingent Consideration Payment - Revenue. If the Contingent Period Revenue during any six-month period comprising two fiscal quarters during the Contingent Period equals ninety percent (90%) or more of the Company's revenue, during the corresponding two-quarter period in Seller's 2019 fiscal year, then Buyer shall pay to Seller the Contingent Revenue Payment.

(b) Contingent Consideration Payment – Sale of the Company. If a Sale is consummated within 36 months after the Closing, Buyer shall pay to Seller the Contingent Sale Payment.

(c) Calculation of Contingent Revenue Payment and Contingent Sale Payment. The Parties shall mutually agree on the selection of a third-party accountant (the "Contingent Consideration Accountant") that will review the relevant financial information to determine the Contingent Revenue Payment, if any, and/or Contingent Sale Payment, if any, with such accountant's determination being final and binding on the parties.

(d) Contingent Consideration Records. The Contingent Consideration Accountant shall have the right to reasonably inspect all books of account and records of the Company covering all transactions relating to the computation of the Contingent Revenue Payment, if any, and/or Contingent Sale Payment, if any, during normal business hours at any time necessary to determine if the Contingent Revenue Payment and/or Contingent Sale Payment shall be paid.

ARTICLE III
CLOSING MATTERS

Section 3.01 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Seller:

(i) the Closing Consideration; and

(ii) such other certificates, agreements and documents as the Parties shall mutually agree.

(b) At the Closing, Seller shall deliver to Buyer:

(i) stock certificates evidencing the Shares, free and clear of all charges, claims, community property interests, pledges, conditions, equitable interests, liens (statutory or other), options, security interests, mortgages, easements, encroachments, rights of way, rights of first refusal, or restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership ("Encumbrances"), except for Permitted Encumbrances (as defined below in Section 4.06(a)), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii) all consents, registrations, notifications, filings, declarations and requirements listed in Section 4.04 of the Disclosure Schedules (unless waived in writing by Buyer), including, without limitation, the consent of the stockholders of Seller;

(iii) such other certificates, agreements and documents as the Parties shall mutually agree.

Section 3.02 Closing. Subject to the terms and conditions of this Agreement, the transactions contemplated hereby shall take place at a closing (the "Closing") remotely via the exchange of signature pages and deliveries of the other closing documents specified in this Agreement on the date mutually agreed to by the Parties (the "Closing Date").

ARTICLE IV
Representations and Warranties of Seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. The execution and delivery by Seller of each Transaction Document to which it is a party, the performance by Seller of is respective obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated thereby have been duly and properly authorized, and, except as provided in Section 4.04, no other action (corporate or otherwise), on the part of the Company or Seller is necessary to authorize the execution, delivery, and performance by Seller and the Company of the Transaction Documents to which each is a party or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Transaction Document will constitute a legal and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 4.02 Organization, Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing, and current with respect to any and all reports and filings required to be made, under the Laws of the State of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 260.96 shares are issued and outstanding and constitute the Shares. The Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of

record and beneficially by Seller, free and clear of all Encumbrances, except for Permitted Encumbrances. Except for the Shares, there are no other authorized, issued or outstanding securities of the Company, including securities convertible or exchangeable for equity capital or other securities of the Company. Seller is the only shareholder of the Company and no other Person owns any right, title or interest in any securities of the Company.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or by which either of them is bound or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character (contingent or otherwise) relating to the capital stock or any securities of the Company, or obligating Seller or the Company to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company or to issue, sell or otherwise transfer any shares of capital stock or other securities of the Company, or which could affect the capital stock of the Company or the ability of Seller to consummate the transactions contemplated hereby. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights, and no Person has any interest in or right to receive any profits or assets of the Company or, except for Seller, any of the Purchase Price.

(d) Except for this Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to any capital stock of the Company, including with respect to the ownership, voting, transfer or purchase, sale or transfer of any of the Shares.

Section 4.04 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent or approval of any other Person under, or notice or other action by any Person under, or conflict with, result in a violation or breach of, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, in all instances except as would not reasonably expect to have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.05 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.05 of the Disclosure Schedules, since April 30, 2020 (the "Balance Sheet Date") , the Company has conducted its business only in the usual and ordinary course consistent with past practice and there has not been any: (i) change in the accounting methods, principles or practices followed by Company; (ii) adoption of or change in any employee benefit plan or labor policy of the Company; (iii) damage, destruction or loss to any material asset or property of the Company, whether or not covered by insurance; (iv) sale, assignment, conveyance, lease, or other disposition of any asset or property of the Company (other in the ordinary course of business); (v) material change in the nature of the Business or in the manner of the Company's conduct of the Business or entry by the Company into any material transaction, other than in the ordinary course of business consistent with past practice; or (vi) agreement by the Company, whether or not in writing, to do any of the foregoing. Except as set forth in Section 4.05 of the Disclosure Schedules, since the Balance Sheet Date, there has not been any material adverse change in the Company's Business, operations, assets, or financial condition.

Section 4.06 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all Real Property (as defined in Section 4.06(b)) and personal property that are material to the continued operations of the Company, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All properties and assets of the Company (including leasehold interests and intangible assets) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"): (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet; (ii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or (iii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; or (iv) Encumbrances in favor of Buyer or his Affiliates.

(b) The real property leased, subleased, used or occupied by the Company (the "Real Property") and the premises located thereon occupied by the Company are sufficient for the operation of the Business as currently conducted by the Company and constitutes the only real property used in or necessary for the conduct of the Business as presently and heretofore conducted. The Company does not own any real property and is not a party to any Contract involving the purchase by the Company of any real property.

Section 4.07 Condition and Sufficiency of Assets. The buildings and structures comprising the Real Property and the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company that are material to the Business are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Real Property and the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all

other properties and assets of the Company, that are material to the Business are in the possession of and under the control of the Company and sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted. .

Section 4.08 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller's Knowledge, threatened in writing, that, if successful, would have a Material Adverse Effect. (a) against, by or involving the Company or affecting any of its properties or assets (or by, against or involving Seller and relating to or affecting the Company); or (b) against or by the Company or Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) No injunction, restraining order or other Governmental Order has been issued against or affects the Company or Seller which restrains or prohibits any transaction contemplated by any of the Transaction Documents and there are no other outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.09 Compliance with Laws; Permits.

(a) The Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its business, properties or assets, including applicable Environmental Laws and Laws pertaining to employment and employment practices (including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers' compensation, leaves of absence and unemployment insurance). Neither Seller nor the Company has received from any Person any written notice or Action of any violation by the Company of any Laws.

(b) All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities ("Permits") that are materially necessary for the Company to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. The Company has not received any written communication regarding any material adverse change in the status or terms and conditions of any such Permit or that, by virtue of the transactions contemplated hereby, any such Permit may not be granted or renewed.

Section 4.10 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

Section 4.11 No Adverse Consequences. Except as set forth in Section 4.11 of the Disclosure Schedules, the execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and

thereby, shall not affect, alter or result in the termination of any rights of the Company in respect of the Business, including under any Material Contracts or otherwise with respect to any of assets or properties, nor result in any fees, costs, or penalties being levied against or incurred by the Company or Buyer. All of the Material Contracts to which the Company is a party or by which it is bound will remain in full force and effect in accordance with their respective terms after the Closing Date without additional cost or expense to the Company or Buyer by reason of the consummation of the transactions contemplated hereby.

Section 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.13 No Undisclosed Liabilities. Except (a) as set forth on Schedule 4.13, (b) as and to the extent reflected or reserved against in the Seller's most recent consolidated balance sheet or the notes thereto included in the documents filed prior to the date of this Agreement with OTCMarkets, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and (d) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Authority and Enforceability. Seller has full power and authority to execute and deliver this Agreement and any of the Transaction Documents and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

Section 5.02 No Violation. Neither the execution and delivery by Buyer of this Agreement or any of the other Transaction Documents to which he is a party, nor the consummation by Buyer of the transactions contemplated hereby in accordance with the terms hereof or thereof, will: (i) contravene or violate any Law; or (ii) breach or violate any Contract to which Buyer is a party or by which any of his assets are bound if such breach or violation would impair or adversely affect the right or ability of Buyer to perform his obligations under this Agreement or any Transaction Document to which he is a party.

Section 5.03 Consents. No consent or approval of, or registration, notification, filing and/or declaration with, any Governmental Authority, and no consent or approval of any creditor, lessor or other Person who is a party to a Contract with Buyer, is required in order to

enable Buyer to perform his obligations under this Agreement and to consummate the Closing in accordance with this Agreement.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE VI
MUTUAL COVENANTS

Section 6.01 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.02. Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, each of Seller and Buyer shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions contemplated by this Agreement, including, without limitation, with respect to obtaining any approvals or consents of the stockholders of Seller.

ARTICLE VII
COVENANTS OF SELLER

Section 7.01 Access and Investigation. Between the Effective Date and the Closing Date, Seller will, and will cause the Company to, (a) afford Buyer and his Representatives full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and his Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and his Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

Section 7.02 Operation of the Businesses of the Company. Between the Effective Date and the Closing Date, Seller will, and will cause the Company to conduct the business of the Company only in the ordinary course of business.

Section 7.03 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the Effective Date and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control that would render any of the representations set

forth in ARTICLE IV to be untrue as of the Closing, or which could be expected to result in a Material Adverse Effect.

Section 7.04 Required Approvals. As promptly as practicable after the Effective Date, Seller will, and will cause the Company to, make all filings required (if any) to be made by them in order to consummate the transactions contemplated hereby. Between the Effective Date and the Closing Date, Seller will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required to make in connection with the transactions contemplated hereby, and (b) cooperate with Buyer in obtaining all consents identified in Section 4.04 of the Disclosure Schedule, including, without limitation, with respect to seeking any approvals or consents of the stockholders of Seller.

Section 7.05 Notification. Between the Effective Date and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a material breach of any of Seller's representations and warranties as of the Effective Date, or if Seller or the Company becomes aware of the occurrence after the Effective Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change.

ARTICLE VIII
COVENANTS OF BUYER

Section 8.01 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the Effective Date and the Closing Date, Buyer will not, without the prior consent of Seller, take any affirmative action, or fail to take any reasonable action within his control that would render any of the representations set forth in ARTICLE V to be untrue as of the Closing, or which could be expected to result in a Material Adverse Effect.

Section 8.02 Required Approvals. As promptly as practicable after the Effective Date, Buyer will make all filings required (if any) to be made by him in order to consummate the transactions contemplated hereby. Between the Effective Date and the Closing Date, Buyer will (a) cooperate with Seller with respect to all filings that Seller elects to make or is required to make in connection with the transactions contemplated hereby, (b) cooperate with Seller in obtaining all consents identified in Section 4.04 of the Disclosure Schedule, including, without limitation, with respect to seeking any approvals or consents of the stockholders of Seller, and (c) vote in favour of the transactions contemplated hereby with respect to any approvals or consents sought from the stockholders of Seller.

Section 8.03 Notification. Between the Effective Date and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a material breach of any of Buyer's representations and warranties as of the Effective Date, or if Buyer becomes aware of the occurrence after the Effective Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Seller a supplement to the Disclosure Schedule specifying such change.

Section 8.04 Post-Closing Covenant to Fund Company. Within nine (9) months after the Closing Date, Buyer shall, directly or indirectly, contribute via debt or equity no less than $500,000 in the Company.

ARTICLE IX
CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Section 9.01 Accuracy of Representations. All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the Effective Date, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

Section 9.02 Seller's Performance.

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 3.01 must have been delivered, and each of the other covenants and obligations of Seller in ARTICLE VII must have been performed and complied with in all respects.

Section 9.03 Consents. Each of the Consents identified in Section 4.04 of the Disclosure Schedule must have been obtained and must be in full force and effect, including, without limitation, with respect to any approvals or consents of the stockholders of Seller.

Section 9.04 Additional Documents. Seller must have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this ARTICLE IX, or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

Section 9.05 No Proceedings. Since the Effective Date, there must not have been commenced or threatened in writing against Buyer any proceeding that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

ARTICLE X
CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

Section 10.01 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the Effective Date, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

Section 10.02 Fairness Opinion. Seller shall have received a fairness opinion that is acceptable to the CTM Sale Committee of the Board of Directors of Seller.

Section 10.03 Buyer's Performance.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 3.01.

Section 10.04 Consents. Each of the Consents identified in Section 4.04 of the Disclosure Schedule must have been obtained and must be in full force and effect., including, without limitation, with respect to any approvals or consents of the stockholders of Seller.

Section 10.05 Shareholder Consent. Without limiting Section 10.04, Seller shall have obtained the approval and consent its stockholders in such form and amount as reasonably determined by Seller.

Section 10.06 No Injunction. There must not be in effect any legal requirement or any injunction or other order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the Effective Date.

ARTICLE XI
TERMINATION

Section 11.01 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured;

(b) by Buyer if any of the conditions in Section ARTICLE IX has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section ARTICLE X has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or

(c) by mutual consent of Buyer and Seller.

Section 11.02 Effect of Termination. Each Party's right of termination under Section 11.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Article XII will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XII
INDEMNIFICATION

Section 12.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and

shall remain in full force and effect for a period of one year after the Closing Date; *provided, that* the representations and warranties in Section 4.01, Section 4.03, Section 4.04, Section 5.01, and Section 5.02, shall survive indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 12.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Buyer and his Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against and in respect of, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, in any other Transaction Document, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(b) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article IX, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article IX) or any other Transaction Document.

Section 12.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article X, Buyer shall indemnify and defend Seller and its successors and assigns (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against and in respect of, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, in any other Transaction Document, or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(b) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article IX, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VIII) or any other Transaction Document.

Section 12.04 Certain Limitations. The indemnification provided for in Section 12.02 and Section 12.03 shall be subject to the following limitations:

(a) (i) In the absence of fraud, gross negligence or knowing or intentional misrepresentation or knowing or intentional breach of warranty, Seller and Buyer shall not have any obligation to indemnify the Buyer Indemnities or Seller Indemnitees, as the case may be, against Losses pursuant to Section 12.02(a) or 12.03 arising out of or based upon any inaccuracy

in or breach of any representation or warranty made in or pursuant to this Agreement unless and until the aggregate of all such Losses exceeds $50,000 ("Basket"), at which time any and all Losses, including those aggregated in the Basket, may be asserted.

(ii) In the absence of fraud, gross negligence or knowing or intentional misrepresentation or knowing or intentional breach of warranty, Seller shall not be obligated to indemnify the Buyer Indemnitees against Losses pursuant to Section 12.02(a), and Buyer shall not be obligated to indemnify Seller, in an aggregate amount that exceeds 35% of the Purchase Price (the "Cap").

(c) For purposes of this Article XII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 12.05 Inter-Party Claims. Any Person seeking indemnification pursuant to this Article XII (the "Indemnified Party") shall reasonably promptly notify the other Person(s) from whom such indemnification is sought (the "Indemnifying Party(ies)") of the Indemnified Party's assertion of such claim for indemnification, describing the basis of such claim, but failure to give such notice promptly shall not adversely affect the Indemnified Party's rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party's ability to defend the claim or that such notice was not given within the time periods specified in Section 12.01.

Section 12.06 Third-Party Claims.

(a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party (i.e., any Person who is not a Buyer Indemnitee or a Seller Indemnitee) of any claim to which the indemnification set forth in this Article XII relates (which shall also constitute the notice required by Section 12.05), but failure to give such notice promptly shall not adversely affect the Indemnified Party's rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party's ability to defend the claim or that such notice was not given within the time periods specified in Section 12.01.

(b) Except as set forth below in this Section 12.06(b), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days after the receipt of any such notice, to undertake the defense of such third-party claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of such a claim shall constitute a waiver of the Indemnifying Party's rights to defend such third-party claim under this Section 12.06(b) and, in the absence of gross negligence or willful misconduct on the part of the Indemnified Party, shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim. The election of the Indemnifying Party to undertake the defense of any third-party claim pursuant to this Section 12.06(b) will, without admitting liability to any third party with respect to such claim, conclusively establish

for the purposes of this Agreement that the claims made in such third-party claim are within the scope of, and subject to, indemnification by the Indemnifying Party pursuant to this Article XII. The Indemnifying Party must provide reasonable assurance to the Indemnified Party of its financial capacity to defend a third-party claim and provide indemnification with respect thereto as a condition to undertaking the defense of such claim. Notwithstanding the foregoing, under no circumstances shall an Indemnifying Party be entitled to undertake the defense of a third-party claim if (i) such claim could result in criminal proceedings or Liability for any Buyer Indemnitee, (ii) such claim involves requests for injunctive or other equitable relief in respect of a Buyer Indemnitee or its business or (iii) such claim could result in Losses that, taken with Losses with respect to other existing claims of the Buyer Indemnitees under this Article XII, would not be fully indemnified hereunder or could exceed the Cap, or (iv) the Buyer determines in good faith that such claim would reasonably be likely to result in material damage to the business of the Buyer or its Affiliates.

(c) So long as the Indemnifying Party is defending a claim actively and in good faith, the Indemnified Party shall not settle such claim without the Indemnifying Party's consent, which will not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, subject to obligations of confidentiality, rights of privilege, or other restrictions under Contract or Law, make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense, and any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(d) The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) before entering into any settlement or compromise of such claim or proceeding or ceasing to defend such claim or proceeding. Notwithstanding the foregoing, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any third-party claim, or consent to the entry of judgment with respect to a third-party claim, provided such settlement, compromise, or judgment involves solely the payment of monetary damages by the Indemnifying Party, without admission of any Liability on the part of any Indemnified Party, and includes, as an unconditional term thereof, a full and complete release of the Indemnified Party by the claimant or the plaintiff of all Liability with respect to such claim.

(e) The election by the Indemnifying Party, pursuant to Section 12.06(b), to undertake the defense of a third-party claim shall not preclude the Person against which such claim has been made also from participating or continuing to participate in such defense.

Section 12.07 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article XII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 12.08 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 12.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 12.10 Right of Set-Off. Buyer, on behalf of itself and any other Buyer Indemnitee, may at any time set-off any amounts owed to any of them by Seller pursuant to the Transaction Documents against any amounts owed by Buyer or any of its Affiliates to Seller. In addition, if there are any outstanding indemnification claims or matters for which a Buyer Indemnitee may be entitled to indemnification hereunder or other amounts to which any Buyer Indemnitee may be entitled pursuant to any Transaction Document, Buyer may hold back and defer payment of any amounts owed by Buyer to Seller until such matters are resolved and may deduct and retain from any amounts so held back any amounts Seller owes any Buyer Indemnitee hereunder. The exercise of such right of set-off by Buyer shall not constitute an event of default under any obligation owed by Buyer or any of its Affiliates to Seller. Neither the exercise or nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE XIII
MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 13.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, provided in any case with a copy sent by a nationally recognized overnight courier (receipt requested) or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.02):

If to Seller.	IDW Media Holdings, Inc. 520 Broad Street Newark, NJ 07102 Attn: Chief Financial Officer Email: Ezra@idwmh.com
with a copy (which shall not constitute notice) to:	Dov Schwell, Esq. Schwell, Wimpfheimer & Associates LLP 37 West 39th Street Suite 505 New York, NY 10018 Email: Dov.Schwell@swalegal.com
If to Buyer, to:	520 Broad Street Newark, NJ 07102
with a copy (which shall not constitute notice) to:	Menachem Ash, Esq. 520 Broad Street Newark, NJ 07102

Section 13.03 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.04 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 13.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; *provided, however*, that Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates or to any purchaser of all or substantially all of its equity interests or assets or all or substantially all of Buyer's or any Affiliate of

Buyer's dispute and legal management consulting business unit (whether by asset sale or otherwise). No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 13.06 No Third-Party Beneficiaries. Except as provided in Article XI, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.08 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New Jersey.

(b) Any dispute between the Parties shall be submitted to and settled by commercial arbitration in a forum of the American Arbitration Association ("AAA") located in the State of New Jersey. In such arbitration: (a) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement and (b) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision. Any arbitration award shall be final and binding upon the parties, and any court (state or federal) having jurisdiction may enter a judgment on the award. Each Party shall bear its/his own costs of participating in any arbitration proceedings.

Section 13.09 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.10 Remedies Cumulative. The rights and remedies of the Parties in respect of the Transaction Documents and the transactions contemplated thereby are cumulative and not alternative, and the indemnification obligations of the Parties contained herein do not and are not intended to waive or preclude any other claims, rights or remedies which may exist at Law (whether statutory or otherwise) or in equity with respect to the matters covered by the Transaction Documents.

Section 13.11 Disclosure. Each disclosure in the Disclosure Schedules shall relate only to the representation and warranty to which it expressly refers and to no other representation or warranty in this Agreement, except that a disclosure included in one section of the Disclosure Schedules shall be considered to be made for purposes of another section of the Disclosure Schedules to the extent that the relevance of such disclosure to such other section is clear and unambiguous from the text of such disclosure. Any disclosures in the Disclosure Schedules or in any other Transaction Document of any information that is not required under the terms hereof or thereof to be disclosed herein or therein shall not change or diminish the disclosure requirements herein or therein.

Section 13.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

IDW MEDIA HOLDINGS, INC.

By: ______________________________
Name: Ezra Y. Rosensaft
Title: Chief Financial Officer

BUYER:

____
Howard S. Jonas

[Signature Page to Share Purchase Agreement]